Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO OFFICIALS TO STRESS STRENGTHS
AT UPCOMING INVESTOR CONFERENCES

CRANFORD, NJ, May 20, 2010 – Members of Metalico, Inc.’s (NYSE AMEX: MEA) senior management team will be discussing the Company’s strengths and growth strategies at institutional investor conferences in the coming months.

Executive Vice President Michael J. Drury will present at the Morgan Joseph 2010 Best Ideas Conference at the Millennium Broadway Hotel in New York on June 9, 2010. Carlos E. Agüero, Metalico’s President and Chief Executive Officer, is scheduled to speak at the 30th Annual Canaccord Genuity Global Growth Conference at the InterContinental Hotel in Boston and Jefferies & Company’s 6th Annual Global Industrials Conference at the Mandarin Oriental Hotel in New York, both set for August 10-12, 2010. The exact dates of Mr. Agüero’s talks are to be determined.

Metalico, Inc. is a holding company with operations in ferrous and non-ferrous scrap metal recycling and the fabrication of lead-based products. The scrap metal recycling segment includes specialized facilities for Platinum Group Metals (“PGM”), including platinum, palladium and rhodium.

The Company is coming off a successful first quarter performance and has positioned itself to maintain its vitality notwithstanding fluctuations in the commodities markets. In particular, Metalico’s PGM managers have aggressively monitored and adjusted their exposures to movements in metal prices to avoid the industry-wide upheavals of recent years.

“We are in the midst of a significant reduction in commodity metal prices, particularly effecting PGM catalytic converters,” Agüero said. “But except for a temporary slowdown of inbound flow as suppliers hold out for prices to stabilize or rebound, we do not anticipate much impact from this developing trend as the Company is fully hedged for all purchased and committed PGM scrap.”

He continued, “Accordingly, we’ve been proactively lowering our commodity buying prices to address the negative trends.”

Metalico, Inc. operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to results of operations, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero

Michael J. Drury

info@metalico.com

186 North Avenue East

Cranford, NJ 07016

(908) 497-9610

FAX: (908) 497-1097

www.metalico.com

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